Exhibit 99.1

IT Tech Packaging, Inc. Announces First Quarter 2021 Unaudited Financial Results

Company to Host Earnings Conference Call on Wednesday, May 12, 2021, at 8:00 am ET

BAODING, China, May 11, 2021 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE AMERICAN: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the first quarter ended March 31, 2021.

	For the Three Months Ended March 31,
($ millions)	2021	2020	% Change
Revenues	24.21	8.74	176.9%
Regular Corrugating Medium Paper (“CMP”)*	16.96	5.72	196.5%
Light-Weight CMP**	3.75	2.02	85.9%
Offset Printing Paper	2.12	NM	NM
Tissue Paper Products	1.25	1.01	24.4%
Face Masks	0.13	NM	NM

Gross profit	1.83	-0.17	1178.8%
Gross profit (loss) margin	7.5%	-1.9%	9.4	pp****
Regular Corrugating Medium Paper (“CMP”)*	8.5%	4.9%	3.6	pp****
Light-Weight CMP**	10.9%	12.9%	-2.0	pp****
Offset Printing Paper	19.4%	NM	NM
Tissue Paper Products***	-36.5%	-70.7%	34.3	pp****
Face Masks	18.8%	NM	NM

Operating income (loss)	-0.72	-2.87	74.7%
Net income（Loss）	-4.34	-2.44	-78.1%
EBITDA	-0.07	1.04	-106.7%
Basic and Diluted earnings (loss) per share	-0.12	-0.11	-8.6%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

●	Revenue increased by 176.9% to $24.21 million, primarily attributable to increase in sales volume of CMP and offset printing paper, as well as the increase in Average Selling Prices (“ASPs”) of CMP and tissue paper products.

●	Gross profit was $1.83 million, compared to gross loss of $0.17 million for the same period of last year. Gross margin was 7.5%, compared to gross loss margin of 1.9% for the same period of last year.

●	Loss from operations was $0.72 million, compared to the loss from operations of $2.87 million for the same period of last year.

●	Net loss was $4.34 million, or loss per share of $0.12, compared to net loss of $2.44 million, or loss per share of $0.11, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was negative $0.07 million, compared to $1.04 million for the same period of last year.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “We continued to making improvements in the sales volume of CMP products for this quarter. Our total revenue had an increase of 176.9% to $24.2 million, resulted from 129.4% growth of overall sales volume and a 20.7% increase in average selling prices over our main products. The average selling prices of over our main products for this quarter increased 11.9% from the fourth quarter 2020 .

We took a quick recovery from the impact of global outbreaks of COVID-19 pandemic, posting growing revenues from sales of tissue paper, offset printing paper and CMP products. Our production and sales of tissue paper products have been growing up steadily since the launch of PM8 and PM9 in December 2018 and November 2019. Currently, we have completed fundamental constructions on its new tissue paper production line (the “PM10”) and is working on the installation of accessory equipment. Amid robust domestic market demand for tissue paper products and improved production efficiency, we anticipate continue expanding our capacity as we expect to see strong growth from tissue paper business segment that we believe will greatly boost our overall performance. In addition, we are also expanding our business to high and new technology business such as combined heat and power generation project utilizing bio mass technology project (“Biomass CHP Project”) and expect to diversify our sources of revenue and ensure our stable modes of profit-making.”

First Quarter 2021 Financial Results

Revenue

For the first quarter of 2021, total revenue increased by $15.47 million, or 176.9%, to $24.21 million from $8.74 million for the same period of last year. The increase in total revenue was mainly due to the increase in both sales volume and average selling prices of CMP and offset printing paper products. The following table summarizes revenue, volume and ASPs by products for the first quarter of 2021 and 2020, respectively:

	For the Three Months Ended March 31,
	2021			2020
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	16,964	33,626	504	5,722	13,788	415
Light-Weight CMP	3,748	7,670	489	2,016	4,889	412
Offset Printing Paper	2,116	3,142	673	NM	NM	NM
Tissue Paper Products	1,251	1,120	1,117	1,006	1,185	849
Total	24,079	45,558	529	8,744	19,862	440

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume ($/thousand pieces)	ASP ($/thousand pieces)
Face Masks	130	3,836	34	NM	NM	NM

Revenue from CMP, including both regular CMP and Light-Weight CMP, increased by $12.97 million, or 167.7%, to $20.71 million and accounted for 85.6% of total revenue for the first quarter of 2021, compared to $7.74 million, or 88.5% of total revenue, for the same period of last year. The Company sold 41,296 tonnes of CMP at an ASP of $502/tonne in the first quarter of 2021, compared to 18,677 tonnes at an ASP of $414/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by $11.24 million, or 196.5%, to $16.96 million, resulting from sales of 33,626 tonnes at an ASP of $504/tonne, during the first quarter of 2021, compared to revenue of $5.72 million, resulting from sales of 13,788 tonnes at an ASP of $415/tonne, for the same period of last year. Revenue from light-weight CMP increased by $1.73 million, or 85.9%, to $3.75 million, resulting from sales of 7,670 tonnes at an ASP of $489/tonne for the first quarter of 2021, compared to revenue of $2.02 million, resulting from sales of 4,889 tonnes at an ASP of $412/tonne for the same period of last year.

Revenue from offset printing paper increased by $2.12 million, or 100.0%, to $2.12 million for the first quarter of 2021, from $nil for the same period of last year. The Company sold 3,142 tonnes of offset printing paper at an ASP of $673/tonne in the first quarter of 2021.

Revenue from tissue paper products increased by $0.24 million, or 24.4%, to $1.25 million, resulting from sales of 1,120 tonnes at an ASP of $1,117/tonne, for the first quarter of 2021, compared to revenue of $1.01 million, resulting from sales of 1,185 tonnes at an ASP of $849/tonne for the same period of last year.

Revenue generated from selling face masks was $0.13 million for the first quarter of 2021. The Company sold 3,836 thousand pieces of face masks in the first quarter of 2021.

Gross Profit (Loss) and Gross Profit (Loss) Margin

Total cost of sales increased by $13.47 million, or 151.1%, to $22.38 million for the first quarter of 2021, from $8.91 million for the same period of last year. The increase in total cost of sales was mainly due to the increase in sales volume of CMP and offset printing paper products, as well as increase in material costs. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper and tissue paper products were $462, $435, $543 and $1,525, respectively, for the first quarter of 2021, compared to $395, $359, $nil and $1,450 per tonne, respectively, for the same period of last year. Average unit purchase costs of recycled paper board, major raw material used for our production, was approximately $289/tonne for the first quarter of 2021, compared to $198/tonne for the same period of last year.

Total gross profit was $1.83 million for the first quarter of 2021, compare to the gross loss of $0.17 million for the same period of last year as a result of factors described above. Overall gross profit margin was 7.6% for the first quarter of 2021, compared to the gross loss margin of 1.9% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper and face mask products were 8.5%, 10.9%, 19.4%, -36.5% and 18.8%, respectively, for the first quarter of 2021, compared to 4.9%, 12.9%, nil%, -70.7% and nil%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) decreased by $0.14 million, or 5.3%, to $2.56 million for the first quarter of 2021 from $2.70 million for the same period of last year. As a percentage of total revenue, SG&A was 10.6% for the first quarter of 2021, compared to 30.8% for the same period of last year.

Loss from Operations

Loss from operations was $0.72 million for the first quarter of 2021, compared to the loss from operations of $2.87 million for the same period of last year. The decrease in loss from operations was primarily due to the increase in gross profit. Operating loss margin was 3.0% for the first quarter of 2021, compared to 32.8% for the same period of last year.

Net Loss and Net Loss per Share

Net loss was $4.34 million, or $0.12 loss per basic and diluted share, for the first quarter of 2021, compared to the net loss of $2.44 million, or $0.11 per basic and diluted share, for the same period of last year.

EBITDA

EBITDA was $-0.07 million for the first quarter of 2021, compared to $1.04 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

	For the Three Months Ended March 31,
($ millions)	2021	2020
Net income (loss)	-4.34	-2.44
Add: Income tax	-0.10	-0.53
Net interest expense	0.28	0.24
Depreciation and amortization	4.09	3.77
EBITDA	-0.07	1.04

Cash, Liquidity and Financial Position

As of March 31, 2021, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of $37.44 million, $12.08 million and $4.57 million, respectively, compared to $4.14 million, $12.16 million and $4.60 million, respectively, as of December 31, 2020.

Net accounts receivable was $5.21 million as of March 31, 2021, compared to $2.39 million as of December 31, 2020. Net inventory was $7.43 million as of March 31, 2021, compared to $1.23 million as of December 31, 2020. As of March 31, 2021, the Company had current assets of $61.14 million and current liabilities of $20.21 million, resulting in a working capital of $40.93 million. This was compared to current assets of $14.91 million and current liabilities of $18.34 million, resulting in a working capital deficit of $3.43 million as of December 31, 2020.

Net cash used in operating activities was $8.28 million for the first quarter of 2021, compared to net cash provided by operating activities of $6.86 million for the same period of last year. Net cash used in investing activities was $0.04 million for the first quarter of 2021, compared to $0.76 million for the same period of last year. Net cash provided by financing activities was $41.79 million for the first quarter of 2021, compared to net cash from financing activities of $nil for the same period of last year.

Recent development

On April 7, 2021, the Company announced it has obtained qualification to supply central heating in industrial parks after month-long review process for its combined heat and power generation project utilizing bio mass technology (“Biomass CHP Project”).

On April 20, 2021, the Company announced it has completed fundamental constructions on its new tissue paper production line (the “PM10”) and is working on the installation of accessory equipment.

Earnings Conference Call

The Company’s management will host a conference call to discuss its first quarter 2021 unaudited financial results at 8:00 am US Eastern Time on Wednesday, May 12, 2021. To attend the conference call, please use the information below.

Date/Time: 8:00 am US Eastern Time (8:00 PM Beijing/Hong Kong Time) on Wednesday, May 12, 2021

Conference Title: IT Tech Packaging, Inc. First Quarter 2021 Earnings Conference Call

Conference ID: 8863957

To attend the conference call, please register in advance of the conference using the link: http://apac.directeventreg.com/registration/event/8863957 to complete the online registration at least 15 minutes prior to the start of the call. Upon registering, the conference access information including participant dial-in numbers, a Direct Event passcode and a registrant ID will be provided to you via an email.

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at https://edge.media-server.com/mmc/p/4vc6vupv. Please access the link at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on May 12, 2021 to 9:59 am ET on May 20, 2021. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-281-990-299 if calling internationally. Use the conference ID 8863957 to access the replay.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009. For more information, please visit: http://www.itpackaging.cn/ .

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company Email:

ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:
Janice Wang

EverGreen Consulting Inc.
Email: ir@changqingconsulting.com

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2021 AND DECEMBER 31, 2020

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS

Current Assets
Cash and bank balances	$37,440,991	$4,142,437
Restricted cash	-	-
Accounts receivable (net of allowance for doubtful accounts of $85,637 and $34,391 as of March 31, 2021 and December 2020, respectively)	5,211,806	2,389,057
Inventories	7,431,502	1,233,801
Prepayments and other current assets	10,655,539	7,051,515
Due from related parties	400,650	92,795

Total current assets	61,140,488	14,909,605

Prepayment on property, plant and equipment	21,000,411	21,149,749
Finance lease right-of-use assets, net	2,340,142	2,397,653
Property, plant, and equipment, net	140,109,827	145,142,642
Value-added tax recoverable	2,502,526	2,566,195
Deferred tax asset non-current	14,194,939	13,708,630

Total Assets	$241,288,333	$199,874,474

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,389,908	$6,435,348
Current portion of long-term loans from credit union	4,960,967	4,996,245
Lease liability	188,723	182,852
Accounts payable	2,355,798	592,391
Advance from customers	82,042	82,625
Due to related parties	727,433	727,433
Accrued payroll and employee benefits	308,838	224,930
Other payables and accrued liabilities	4,715,970	4,838,601
Income taxes payable	482,209	259,649

Total current liabilities	20,211,888	18,340,074

Loans from credit union	4,565,307	4,597,772
Deferred gain on sale-leaseback	347,158	387,087
Lease liability - non-current	301,654	354,107
Derivative liability	11,581,027	1,115,260

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $19,683,842 and $17,950,224 as of March 31, 2021 and December 31, 2020, respectively)	37,007,034	24,794,300

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 99,049,900 and 28,535,816 shares issued and outstanding as of March 31, 2021 and December, 31,2020, respectively	99,050	28,536
Additional paid-in capital	88,927,786	53,989,548
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	4,271,952	5,740,722
Retained earnings	104,901,937	109,240,794

Total stockholders’ equity	204,281,299	175,080,174

Total Liabilities and Stockholders’ Equity	$241,288,333	$199,874,474

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Revenues	$24,209,427	$8,743,851

Cost of sales	(22,378,422)	(8,913,570)

Gross Profit (Loss)	1,831,005	(169,719)

Selling, general and administrative expenses	(2,555,318)	(2,696,963)
Gain on acquisition of a subsidiary	-	-

Loss from Operations	(724,313)	(2,866,682)

Other Income (Expense):
Interest income	4,333	5,790
Subsidy income	196,787	142,998
Interest expense	(278,901)	(244,718)
Loss on derivative liability	(3,636,967)	-

Loss before Income Taxes	(4,439,061)	(2,962,612)

Provision for Income Taxes	100,205	526,325

Net Loss	(4,338,856)	(2,436,287)

Other Comprehensive Loss
Foreign currency translation adjustment	(1,468,770)	(2,589,754)

Total Comprehensive Loss	$(5,807,626)	$(5,026,041)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.12)	$(0.11)

Outstanding – Basic and Diluted	36,156,280	22,054,816

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020

Cash Flows from Operating Activities:
Net income	$(4,338,856)	$(2,436,287)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,092,487	3,774,674
Loss on derivative liability	3,636,967
(Recovery from) Allowance for bad debts	52,018	(22,650)
Deferred tax	(589,094)	(541,042)
Changes in operating assets and liabilities:
Accounts receivable	(2,920,798)	1,315,128
Prepayments and other current assets	(3,645,323)	5,486,216
Inventories	(6,270,151)	(373,470)
Accounts payable	1,785,742	(41,405)
Advance from customers	-	54,930
Related parties	(311,679)	1,814,228
Accrued payroll and employee benefits	86,375	(62,252)
Other payables and accrued liabilities	(84,719)	(728,633)
Income taxes payable	226,699	(1,379,130)
Net Cash (Used in) Provided by Operating Activities	(8,280,332)	6,860,307

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(44,599)	(756,514)

Net Cash Used in Investing Activities	(44,599)	(756,514)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	41,837,553	-
Payment of capital lease obligation	(43,230)	-

Net Cash Provided by Financing Activities	41,794,323	-

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(170,838)	(229,386)

Net Increase in Cash and Cash Equivalents	33,298,554	5,874,407

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	4,142,437	5,837,745

Cash, Cash Equivalents and Restricted Cash - End of Period	$37,440,991	$11,712,152

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$97,642	$116,019
Cash paid for income taxes	$262,191	$1,379,130

Cash and bank balances	37,440,991	11,712,152
Restricted cash	-	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	37,440,991	11,712,152